HIGH PLAINS CORPORATION
                          200 W. Douglas, Suite #820
                            Wichita, Kansas 67202

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON NOVEMBER 17, 1998


  The Annual Meeting of Stockholders of High Plains Corporation (the "Company") will be held at the Wichita Airport Hilton, 2098 Airport Rd., Wichita, Kansas, on the 17th day of November, 1998 at 10:00 o'clock a.m. Central Time for the purpose of considering and voting upon the following matters:

  1.   To elect three directors to the class whose term expires in 2001.

  2. To ratify the appointment of Allen, Gibbs & Houlik, L.C. as the independent public accountants for the Company.

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on September 30, 1998 will be entitled to notice of and to vote at the meeting.


                                     By order of the Board of Directors
                                     Gary R. Smith
                                     President and Chief Executive Officer

Wichita, Kansas
September 30, 1998

  You are cordially invited to come to the Annual Meeting early so that you may meet informally with management and with Board nominees. The meeting room will be open from 9:00 a.m. until the meeting at 10:00 a.m. Refreshments will be served before the meeting.




                                  IMPORTANT


IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT THE PROXY BE RETURNED REGARDLESS OF THE NUMBER OF SHARES OWNED.

                             HIGH PLAINS CORPORATION
                            200 W. Douglas, Suite 820
                              Wichita, Kansas 67202

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 17, 1998

                               GENERAL INFORMATION

  The accompanying proxy is furnished by High Plains Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders to be held at the Wichita Airport Hilton, 2098 Airport Rd., Wichita Kansas on November 17, 1998 at 10:00 a.m. (CST), or any adjournment thereof, and may be revoked by the stockholder at any time before it is voted by giving a written notice to the Secretary of the Company, by executing and delivering a proxy with a later date, or by personal withdrawal of the proxy prior to or at the meeting. The expense of this solicitation is to be borne by the Company and the Company will reimburse persons holding stock in their name or in the names of their nominees, for their expenses in sending proxies and proxy materials to their principals. The approximate mailing date of this proxy statement is October 19, 1998.

  The Company had outstanding 15,999,444 shares of Common Stock, par value $.10 per share as of September 30, 1998, the date the security holders of record entitled to vote at the meeting will be determined (the "Record Date"). Each share of Common Stock entitles the holder thereof to one vote. There is cumulative voting in the election of directors, and each stockholder is entitled to cast a number of votes equal to the number of voting shares held by the stockholder at the Record Date multiplied by the number of directors to be elected and may cast all such votes for a single nominee or may distribute them between the nominees as the stockholder chooses. This Proxy Statement solicits discretionary authority to vote cumulatively, and the accompanying form of proxy grants such authority.



ITEM 1  ELECTION OF DIRECTORS

  The Board recommends that the stockholders vote FOR, and unless otherwise instructed, the persons named in the Proxy have indicated that they intend to vote FOR the election of H.T. Ritchie, Daniel O. Skolness and Arthur Greenberg, comprising the class of directors whose current terms expire at the 1998 Annual Meeting, to serve as directors for a term of three years, until the 2001 Annual Meeting of Stockholders and until their successors are duly elected and qualified. In the event of the death or disability of any of the candidates for director, the Proxy will be voted for such other person or persons as the Board of Directors may recommend. No stockholder may vote in person or by proxy for more than three nominees at the Annual Meeting.

  Certain information about the (i) nominees, (ii) the other current directors of the Company who will continue in office after the Annual Meeting and (iii) the executive officers of the Company is set forth below:


Nominees For Reelection.

                                                                  Nominated
                                                                   For term
       Name                Age     Position                        Expiring
   H.T. Ritchie            54      Secretary and Director            2001
   Daniel O. Skolness      49      Chairman and Director             2001
   Arthur Greenberg        63      Director                          2001




Directors Who Will Continue in Office and Executive Officers.

                                                                  Expiration
                                                                  for Term as
       Name                Age     Position                        Director
  Jack F. Chivers          57      Director                          1999
  Ronald D. Offutt         55      Director                          1999
  Donald M. Wright         74      Director                          1999
  Raymond G. Friend        46      Director                          2000
  Donald D. Schroeder      57      Treasurer and Director            2000
  Gary R. Smith            55      President and Chief Executive Officer
  Christopher G. Standlee  44      Vice President and Chief Operating Officer
  Dianne S. Rice           43      Vice President and Chief Financial Officer


    The directors of the Company are divided into three classes, each holding office for a term of three years. One class of directors is elected each year at the Annual Meeting of Stockholders. Officers of the Company serve at the discretion of the Board of Directors.

    Set forth below are biographical summaries of the incumbent directors, including the nominees, and the executive officers of the Company.

    Jack F. Chivers has been a director of the Company since April 1993 and his current term as director expires at the Annual Meeting of Stockholders in 1999. Mr. Chivers is a realtor and developer from Detroit Lakes, Minnesota. For more than 5 years he has owned and operated a travel business under the name of Travel Travel, and a Caribbean resort under the name of Magnum Belize. He is a member of the "Nominating" and "Mergers and Acquisitions" Committees of the Board of Directors.

    H.T. Ritchie has been a director and the Secretary of the Company since October 1987 and his current term as director expires at the Annual Meeting of Stockholders in 1998. For over nineteen years, Mr. Ritchie has served as President of the Ritchie Corporation, a paving, sand and concrete production business located in Wichita, Kansas. He is a member of the "Policy and Compensation" and "Finance and Capital Expenditures" Committees of the Board of Directors.

    Daniel O. Skolness has been a director of the Company since December 1993, serving as Chairman of the Board since April 1997 and his current term as director expires at the Annual Meeting of the Stockholders in 1998. Mr. Skolness has been chief financial officer of Skolness, Inc., a sugarbeet and grain business of Glyndon, Minnesota, for over ten years. He also serves as Chief Executive Officer of Raddco, Inc., a convenience store and fast food business. He is a member of the "Policy and Compensation" and "Budget and Audit" Committees of the Board of Directors.

    Donald M. Wright has been a director of the Company since October 1987 and his current term as director expires at the Annual Meeting of Stockholders in 1999. For over seven years he has managed his personal investments. He is a member of the "Nominating" and "Budget and Audit" Committees of the Board of Directors.

    Raymond G. Friend joined the Company in 1985 as controller. He subsequently served as Chief Financial Officer, then Vice President, and ultimately was elected as President of the Company and as a member of the Board of Directors in May of 1997. In June of 1998, he resigned from the position of President of the Company. His current term as a director of the Company expires at the Annual Meeting of Stockholders in 2000. Mr. Friend has served as a Director of the Clean Fuels Development Coalition (CDFC), a national organization formed to promote the commercial development and use of clean alternative fuel sources from 1985 through 1998. From 1985 through 1998, he also served as President of the Kansas Ethanol Association, an organization of ethanol producers which operate within the state of Kansas.
He is a member of the "Finance and Capital Expenditures" and the "Mergers and Acquisitions" Committees of the Board of Directors. Mr. Friend is now the President and Chief Executive Officer of Wichita, Kansas based The L.A.W. Group, Inc., a company that provides environmental and bioremediation technology and equipment under the tradename "CryoKinetics." Mr. Friend also remains active in the development of technology and new markets for the increased use of ethanol.

    Arthur Greenberg has been a director of the Company since April 1997, and his current term as director expires at the Annual Meeting of Stockholders in 1998. For more than 5 years Mr. Greenberg has been a commercial and residential land developer from Grand Forks, North Dakota. Mr. Greenberg has extensive experience in the transportation industry, having previously owned and operated an ICC regulated transportation company and a truck brokerage company. In the farming industry, he was formerly president of World Seeds, Inc., a group of farmers and agronomists committed to the development of varieties of disease resistant wheat seed. He is a member of the "Finance and Capital Expenditures" and Mergers and Acquisitions" Committees of the Board of Directors.

    Ronald D. Offutt has been a director of the Company since April 1997, and his current term as director expires at the Annual Meeting of Stockholders in 2000. Mr. Offutt is the founder and Chief Executive Officer of RDO Equipment Company (NYSE: RDO), a public company which operates the largest network of John Deere industrial and agricultural dealerships in the United States. He has overseen the operations of RDO for more than 5 years, during which time he also maintained extensive farming and food processing and packaging interests. He is a resident of Fargo, North Dakota and a member of the "Policy and Compensation" and "Mergers and Acquisitions" Committees of the Board of Directors.

    Donald D. Schroeder has been a director of the Company since September 1997, and his current term as director expires at the Annual Meeting of Stockholders in 2000. Mr. Schroeder is a food processing and packaging executive from Minneapolis, Minnesota. He is a former officer of Hoerner Waldorf Corporation (a New York Stock Exchange Company), and served as Vice President of Marketing and Strategic Planning for the $1.2 billion Brown Kraft division of Champion International Corporation. Since 1985, he has been a co-owner of The Schroeder Group, which is a group of companies with diversified interests in packaging, transportation and food processing.
Mr. Schroeder is a member of the "Nominations" and "Budget and Audit" Committees of the Board of Directors.

    Gary R. Smith has been Chief Executive Officer of the Company since April 1998, and in July 1998 was elected President. From 1996 until coming to High Plains, Mr. Smith was President of Signa Stortech Systems, Inc., an Ohio-based metal fabrication and powder-coating company. For more than 5 years previously, he served in executive capacities with Hercules Engine Company, White Engines, Inc., Cummins Engine Company and Hoerner-Waldorf Paper. While serving as the President of Hercules Engine Company, Mr. Smith served on the Board of Directors of the Natural Gas Vehicle Coalition, a national clean-fuels advocacy organization.

    Christopher G. Standlee has been General Counsel of the Company since his employment in March 1995. In November 1996 he was also elected Vice President of the Company, and in July 1998 was appointed Chief Operating Officer. From May 1978 until March 1995 he maintained a private law practice in Wichita, Kansas, during which time he represented the Company as outside counsel for approximately ten years.

    Dianne S. Rice joined the Company in February 1994 as Controller. In May 1998, she was promoted to Chief Financial Officer of the Company and in July 1998 was elected Vice President of the Company. Ms. Rice is a certified public accountant with over eighteen years experience in both the public and private accounting sectors.

    No family relationships exist between or among the directors or executive officers of the Company.


Committees

    The Company has standing Budget and Auditing, Policy and Compensation, Mergers and Acquisitions, Finance and Capital Expenditures and Nominating Committees. Each Committee has met at least twice in the past fiscal year. All Committee members were present at each Committee meeting.

    The Budget and Audit Committee, consisting of Messrs. Schroeder, Wright, and Skolness, reviews the financial statements and budgets of the Company and reviews the performance of and recommends selection of the Company's independent auditors.

    The Policy and Compensation Committee, consisting of Messrs. Offutt, Ritchie, and Skolness, reviews overall policies including compensation policies of the Company, recommends modifications to general policies and to compensation levels, and awards and grants stock options.

    The Nominating Committee, consisting of Messrs. Wright, Schroeder and Chivers, recommends the nomination of prospective directors and officers. The Nominating Committee will consider persons brought to its attention by stockholders. Stockholders wishing to recommend persons for consideration by the Nominating Committee as nominees to the Company's Board of Directors can do so by writing to the Secretary of the Company at 200 W. Douglas, Suite #820, Wichita, Kansas 67202, giving such person's name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the person recommended giving consent to be named as a nominee and, if nominated and elected, to serve as a director.

    The Finance and Capital Expenditures Committee, consisting of Messrs. Friend, Greenberg and Ritchie, reviews and recommends action on major projects for expansion or improvement of the Company's production facilities. The Committee also oversees and recommends action in financing arrangements for the Company.

    The Mergers and Acquisitions Committee was formed in April of 1997. It consists of Messrs. Chivers, Greenberg, Friend and Offutt, and was formed to seek out and evaluate possible expansion or diversification options for the Company in the form of mergers, acquisitions, or synergistic joint ventures.


Attendance At Board Meetings

    During the fiscal year ended June 30, 1998, five meetings were held by the Board of Directors including one meeting held by conference call. All incumbent directors have attended all of the Board of Directors meetings held this fiscal year.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's Common Stock as of September 30, 1998 by (i) each beneficial owner of more than 5%, (ii) each director of the Company, (iii) each Named Officer, as defined in "Executive Compensation", and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted, each person has sole voting and investment power with respect to the shares of voting securities beneficially owned by such person.

                                                     Number      Ownership
  Name of Beneficial Owner                         of Shares    Percentage (1)
  Heartland Advisors                               2,333,000      13.1%
  790 N. Milwaukee St.
  Milwaukee, WI  53202

  Dimensional Fund Advisors, Inc.                    922,986       5.2%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA  90401

  Raymond G. Friend (2)                              377,325       2.1%
  John F. Chivers (3)                                195,000       1.1%
  Arthur Greenberg (4)                                15,000        *
  Gary R. Smith (5)                                   26,000        *
  Ronald D. Offutt (6)                                15,000        *
  H.T. Ritchie (7)                                   403,953       2.3%
  Donald D. Schroeder (8)                             25,000        *
  Daniel O. Skolness (9)                             180,751       1.0%
  Donald M. Wright (10)                              281,859       1.6%
  All directors and executive officers as a group
  (9 persons)                                      1,519,888       8.5%

*  Less than 1%


(1)  Assumes exercise of options which were exercisable at September 30, 1998
to purchase Common Stock granted to present   and former officers, directors,
and employees representing 1,866,240 shares of Common Stock for total outstanding shares of Common Stock of 17,865,684.

(2) Includes options to purchase 307,325 shares of Common Stock acquired under the Company's 1990 and 1992 Stock Option Plans, which are currently exercisable. Also included are 25,704 options which are currently exercisable and 8,304 shares acquired under the Company's Employee Stock Purchase Plan.

(3) Consists of options to purchase 195,000 shares of Common Stock which are currently exercisable.

(4) Consists of options to purchase 15,000 shares of Common Stock which are exercisable currently or within 180 days.

(5) Includes options to purchase 25,000 shares of Common Stock which are exercisable currently or within 180 days.

(6) Consists of options to purchase 15,000 shares of Common Stock which are exercisable currently or within 180 days.

(7) Includes options to purchase 231,000 shares of Common Stock which are currently exercisable; 8,689 shares of Common Stock as to which Mr. Ritchie shares investment and voting power; and 2,152 shares which are held as custodian for a minor child.

(8) Includes options to purchase 15,000 shares of Common Stock which are exercisable currently or within 180 days.

(9) Includes options to purchase 159,000 shares of Common Stock which are currently exercisable and 4,988 shares held as custodian for a minor child.

(10) Includes options to purchase 231,000 shares of Common Stock which are currently exercisable.


                              EXECUTIVE COMPENSATION

    The following table sets forth certain individual compensation information for the Company's Chief Executive Officer and for the Company's executive officers whose total salary and bonus for fiscal 1998 exceeded $100,000 (the "Named Officers"). The Company granted no restricted stock awards or stock appreciation rights and did not make any long-term incentive plan payouts during the fiscal years indicated.

                                Summary Compensation Table
                                                   Long-Term
                                                  Compensation
Name and                                             Awards         All Other
Principal       Fiscal  Annual Compensation  Securities Underlying Compensation
Position         Year   Salary($) Bonus ($)     Options(#)(1)      (2)(3)($)
Gary R. Smith    1998   $ 41,563  $     --          25,000         $      --
(CEO since
April 6, 1998)



Raymond G.       1998   $183,087  $314,822(4)       320,325(5)     $ 4,597.00
Friend           1997    136,960    63,013           84,000(6)       4,645.68
(Former          1996    128,689   277,757          150,600(7)       4,510.00
Executive
Vice President
and Chief
Financial
Officer -
President from
April 1997 until
resignation on
June 30, 1998)



(1) Numbers of options have been adjusted for the dilutive effect of the February 22, 1995 stock split.

(2) All amounts represent employer matching contributions to the Company's 401(k) Retirement Plan on behalf of the named individuals.

(3) Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any Named Officer.

(4) $300,000 of this amount was the result of the Amended Employee Agreement between the Company and Mr. Friend dated June 30, 1998, and more specifically discussed below.

(5) 13,000 of these options were issued as part of the Company's Employee Stock Purchase Plan. 271,325 of these options were issued as non-qualified options to replace incentive stock options surrendered (see "Employment Contracts" below). These options were issued at the same exercise price as those surrendered with a shorter term. 36,000 of these options were issued in replacement of 72,000 options surrendered as detailed in "Report on Repricing of Options" below.

(6) 72,000 of these options were issued as "re-load" options for options currently exercised, as provided for under the 1995 stockholder approved amendments to the "1992 Stock Option Plan". These options do not have additional "re-load" rights.

(7) 129,600 of these options were issued either to replace options previously exercised or were issued as "re-load" options for currently exercised, as provided for under the 1995 stockholder approved amendments to the "1992
Stock Option Plan." These options issued do not have additional "re-load" rights.


                 Option Grants in Fiscal Year Ended June 30, 1998

  The following table sets forth information concerning stock options granted to the Named Executive Officers during fiscal 1998 under the Company's 1992 Stock Option Plan and the Employees Stock Purchase Plan. The Company granted no stock appreciation rights during fiscal 1998.


                                % of Total                 Market                   Potential Realizable Value
                                 Options                  Price on                   at Assumed Annual Rates
                                Granted to   Exercise or   Date of                 of Stock Price Appreciation
                   Options     Employees in  Base Price     Grant    Expiration          for Option Term
Name            Granted (#)(1)  Fiscal Year    ($/Sh)     ($/Sh)(2)     Date       5% ($)    10%($)    0%($)
Gary R. Smith      25,000(3)       5.4%        $2.50        $2.50     04/05/08    $ 40,438  $106,690  $     0

Raymond G. Friend  13,000(4)       2.8%        $1.59        $1.8125   06/30/00    $  5,149  $  7,612  $ 2,893
                   72,000(5)      15.7%        $8.344       $2.625    09/30/00           0         0        0
                  117,325(5)      25.5%        $5.25        $2.625    09/30/00           0         0        0
                   10,000(5)       2.2%        $3.50        $2.625    09/30/00           0         0        0
                   72,000(5)      15.7%        $3.75        $2.625    09/30/00           0         0        0
                   36,000(6)       7.8%        $2.625       $2.625    12/10/01    $  9,686  $ 19,845        0


(1)  All options are exercisable currently or within 180 days.

(2) Based upon the last reported sales price on the NASDAQ National Market System on the date of grant.

(3) These options were granted pursuant to the Company's "1992 Stock Option Plan", as original option awards.

(4) These options were granted pursuant to the Company's Employee Stock Purchase Plan.

(5) These options were granted as non-qualified options in replacement of incentive stock options with the same exercise price surrendered by Mr. Friend (see "Employment Contracts" below).

(6) These options were granted in replacement of 36,000 options surrendered as detailed in "Report on Repricing of Options" below.

         Aggregated Option Exercises in Fiscal Year Ended June 30, 1998
                        and Fiscal Year-End Option Values

  The following table sets forth information concerning stock options exercised during, or held at the close of, fiscal 1998 by the Named Employee Officers. The Named Officers did not exercise during, or hold at the close of, such fiscal year any stock appreciation rights.


                                                                                  Value of
                                                          Number of             Unexercised
                                                         Unexercised            in-the-Money
                            Shares                      Options at Fiscal        Options at
                          Acquired on     Value           Year-End(#)           Fiscal Year-
  Name                    Exercise(#)   Realized($)  Exercisable/Unexercisable      End($)
Gary R. Smith                   0            0             0 / 25,000              $ 3,125
Raymond G. Friend           4,601(1)     2,975        327,297/ 0                   $11,857



(1) These shares were acquired as a result of scheduled purchase/exercises pursuant to the Company's Employee Stock Purchase Plan.


                       Report on Repricing of Options

  The following table sets forth information concerning Stock Options granted to the named executive officers during fiscal 1998 which were granted in return for the surrender or cancellation of existing Stock Options.


                                                                                    Length of original
                              Number of     Market price of  Exercise Price              option term
                             Options/SARs    stock at time    at time of      New     remaining at date
                              Repriced or   of repricing or  repricing or   exercise    of repricing
Name                 Date     amended (#)    amendment ($)     amendment    price ($)   or amendment
Raymond G. Friend  06/30/98    36,000(1)        $2.625          $5.382       $2.625       54 months
(President from    06/30/98    72,000(2)        $2.625          $8.34        $8.34        78 months
April 1997 until   06/30/98    30,925(2)        $2.625          $5.25        $5.25        86 months
Resignation on     06/30/98    86,400(2)        $2.625          $5.25        $5.25        54 months
June 30, 1998)     06/30/98    10,000(2)        $2.625          $3.50        $3.50        95 months
                   06/30/98    72,000(2)        $2.625          $3.75        $3.75        66 months



(1) These options were granted in replacement of 72,000 options surrendered, and will expire on December 10, 2001.

(2) These options, as amended or replaced, now expire on September 30, 2000.


                                            Policy and Compensation Committee

                                            H.T. Ritchie
                                            Daniel O. Skolness
                                            Ronald D. Offutt


Director Compensation

  Until July 1, 1993 the Company traditionally did not pay cash compensation for serving on the Board of Directors or on a committee of the Board of Directors. As compensation for serving as a director and serving on committees of the Board of Directors for fiscal years 1994, 1995 and 1996, on December 10, 1993, the Company adopted a shareholder approved three year plan to grant to each of the six incumbent directors options to purchase

25,000 shares of Common Stock at an exercise price equal to $9.63 per share, the market closing price of the Company's Common Stock on such date. Such options expire 10 years from the date of grant if not previously exercised.
Due to antidilutive features of the Company's stock options, the quantity of options granted to each optionee, for each of those three years, has increased to 72,000. As a result of stock splits which have occurred through 1997, the exercise price of all options which were issued prior to any stock splits has been reduced proportionately by the dilutive effect of the splits. Two of the Company's directors have retired and four new directors have been elected during or subsequent to the 1997 fiscal year. Stanley E. Larson retired as President, Chairman of the Board, and as a director on April 11, 1997, and Roger D. Skaer retired as a director on September 26, 1997. On September 25, 1997 the Board approved and Mr. Skaer was granted an option to purchase an additional 25,000 shares of the Company's Common Stock at an exercise price of $3.8125 per share. Three of the four newly elected directors (excluding only Raymond Friend, the only employee director) were granted options to purchase 15,000 shares of the Company's Common Stock on the date of their election to the Board, at an exercise price equal to the market closing price on the date of such grant. Mr. Greenberg and Mr. Offutt were each granted their options on May 6, 1997 at an exercise price of $3.19 per share. Mr. Schroeder's options were granted on September 26, 1997 at an exercise price of $3.875 per share.
On December 16, 1997, the Company adopted a shareholder approved three-year plan to grant to each non-employee director options to purchase 15,000 shares of Common Stock at an exercise price equal to the closing market price of the Company's Common Stock on that date. The plan also included an additional 15,000 options for each incumbent, non-employee director to be granted on December 16, 1998 and 1999, respectively, at an exercise price equal to the closing market price on the dates of such grants, Mr. Greenberg, Mr. Offutt and Mr. Schroeder were excluded for the option grants in the first year of the plan due to the options separately issued to them as described above.

  Since July 1, 1993 the Company has paid directors who are not employees of the Company (i) $1,000 for each meeting of the Board of Directors attended in person and (ii) $500 for each meeting of a committee of the Board of Directors attended, provided that such meeting is not held coincidentally with a full board meeting. Mr. Friend, the only current employee director, is not eligible to receive cash compensation for serving as a director or for serving on any committees of the Board of Directors.

  The Company also reimburses directors for reasonable expenses incurred in connection with their attendance at meetings, including committee meetings, of the Board of Directors.


Employment Contracts, Termination of Employment and Change-in-Control
Agreements

  On April 1, 1993, the Company entered into employment agreements (the "Employment Agreements") with Messrs. Stanley E. Larson, the then President of the Company and Raymond G. Friend then a Vice President of the Company (the "Employees"). Each of the Employment Agreements was for a four-year term. On April 1, 1995, these employment agreements were extended for a period of five years from that date, to coincide with the terms of additional employment agreements entered into by the Company with other key management employees.

On June 30, 1998, the Company entered into an Amended Employment Agreement with Raymond G. Friend, the then President of the Company. Pursuant to this agreement Mr. Friend resigned as President, but remains a non-exclusive employee through June 30, 2000. During this period Mr. Friend may obtain other employment, but may not compete with the Company, and agrees to advise, consult and cooperate with the Company on an as needed basis. In consideration of the execution of the Amended Employment Agreement Mr. Friend waived all rights and benefits of his prior Employment Agreement, and agreed to accept as compensation and settlement the sum of $600,000, with $300,000 paid on June 30, 1998, and the remaining $300,000 payable ratably over the next 24 months of continued employment. During this period of continued employment, Mr. Friend will continue to receive the standard employee benefits offered by the Company for health, life, and disability insurance, and for 401K and Employee Stock Purchase Plan participation. The Amended Employment Agreement also provides for Mr. Friend to surrender all outstanding stock options previously issued to him by the Company. Replacement options were re-issued to Mr. Friend on the same terms and conditions as the surrendered options, except for the options described in the following sentence, but were re-issued as non-qualified options with an expiration date of September 30, 2000. However, the 72,000 options which had an exercise price of $5.382 and an expiration date of December 10, 2002, were replaced with 36,000 non-qualified options with an exercise price of $2.625 (closing market price on June 30, 1998), and an expiration date of December 10, 2001. The options held by Mr. Friend prior to this surrender and re-issuance were primarily incentive stock options, with expiration dates ranging from December 9, 2002 to May 7, 2006.

On March 31, 1998, the Company entered into an employment agreement with Gary
R. Smith providing for him to serve as Chief Executive Officer of the Company. This agreement has a term of three years, expiring March 30, 2001, and provides for a base salary of $180,000 for the first year, and $200,000 for the second year, and $225,000 for the third year respectively. The agreement also provides for bonus payments at the discretion of the Board of Directors, and for a grant of stock options according to the following schedule: (a) 25,000 options granted on April 6, 1998 at $2.50; (b) 15,000 options to be granted on December 31, 1998 at the closing market price on that date; and (c) 15,000 options to be granted on December 31, 1999 at the closing market price on that date. The agreement further provides for standard employee benefits, a travel and moving allowance, a Company provided vehicle, and an agreement that the employee will not compete with the Company for a period of two years after termination of his employment.


Report of the Compensation Committee with Respect to Executive Compensation

  The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers, stockholders and employees. Prior to and including fiscal 1998, the ultimate responsibility for administering the Company's compensation philosophy and overseeing the evaluation process as it relates to salary and bonus determinations has been the responsibility of the Board of Directors as a group, with the responsibility of the Policy and Compensation Committee ( the "Committee") being to study compensation issues and make recommendations to the Board of Directors.

  Executive Compensation Philosophy. The goals of the Company's executive compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executives is based on the following principles:

  *  The Company attempts to compensate competitively.

     The Company is committed to providing a compensation program aimed at attracting and retaining the best people in the industry. To ensure that compensation is competitive, the Company periodically compares its compensation practices with those of comparable companies and sets its compensation parameters based on this review.

  *  The Company compensates sustained performance.

     Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit and performance relative to competitors. Individual performance is evaluated by reviewing organizational and management development progress against set objectives.

  *  The Company strives for fairness in the administration of compensation.

     The Company attempts to apply its compensation philosophy uniformly. The Company strives to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable companies.

     The Board of Directors, partially on the basis of information obtained from the underwriter of the Company's 1993 stock offering, as updated since that time, determined the compensation levels and contract terms for the prior and current employment agreements with management employees.


  Commencing with fiscal 1994, the Company's process of assessing executive performance has been as follows:

    1. At the beginning of the annual performance cycle, the Chief Executive Officer and the Committee set objectives and key goals for the Company's officers, and officers and other key employees are provided written work plans.

    2. Throughout the annual performance cycle, the Chief Executive Officer and the Committee give each officer ongoing feedback on performance.

    3. At the end of the annual performance cycle, the Chief Executive Officer and the Committee evaluate the officer's accomplishment of objectives and attainment of key goals.

    4. The accomplishment of objectives and attainment of key goals affect the Chief Executive Officer's and the Committee's recommendations to the Board of Directors on salary increases, bonuses and, if applicable, stock options.

  Executive Compensation Vehicles. The Company utilizes a compensation program to attract and retain key executives, enabling it to improve products, motivate technological innovation, foster teamwork and adequately reward executives, all with the goal of enhancing stockholder values. The annual cash-based compensation for executives consists of a base salary subject to increases at the discretion of the Company. Salaries are reviewed on an annual basis and may be changed at that time based on (i) information derived from the evaluation procedures described above, (ii) a determination that an individual's contributions to the Company have increased (or decreased), and
(iii) changes in competitive compensation levels. The Company also makes available to executives incentive bonuses based on individual work plan performance, and based on overall Company performance.

  The Company also has a Long-Term Savings and Deferred Profit Sharing Plan (the "401(k) Plan"), adopted in 1991 to allow participants to defer compensation pursuant to 401(k) of the Internal Revenue Code. All employees of the Company, including executives, are eligible to participate in the 401(k) Plan provided certain qualifications are met. In addition to amounts which participants may elect to contribute to the 401(k) Plan, the Company makes "matching" contributions to the 401(k) Plan allocated to all participants. Payments of benefits accrued for 401(k) Plan participants will be made upon retirement or upon termination of employment prior to retirement provided certain conditions have been met by the employee prior to termination.

  Long-term incentives are intended to be provided through stock options specified in employment agreements and through the possible grant of additional stock options under the 1992 Stock Option Plan or future stock option plans. The objective of aligning executives' long range interests with those of the stockholders may be met by providing the executives with the opportunity to build meaningful stake in the Company.

  Chief Executive Officer and Other Officer Compensation. The compensation levels paid to Raymond G. Friend as President until his resignation on June 30, 1998, and to Gary R. Smith as the current President and Chief Executive Officer, were established pursuant to the employment agreements described above (see "Employment Contracts, Termination of Employment and Change-in-Control Agreements" above). These Agreements were approved by the entire Board of Directors after careful consideration. Compensation to executive officers is provided by base salary, incentive bonuses, and stock option awards.

  Base Salary. An executive's base salary is determined by an assessment of his or her sustained performance, advancement potential, experience, responsibility, scope and complexity of the position, current salary in relation to the range designated for the job and salary levels for comparable positions at peer companies.

  Bonuses. Payments under the Company's bonus incentive plan are tied to both individual performance and the Company's level of achievement of annual earnings. This creates a direct link between the Company's profitability and executive officer pay.

  Long-Term Incentives. The Company's overall long-term compensation philosophy is that long-term incentives should be directly related to the creation of stockholder value, thus providing a strong link between management and stockholders. In support of this philosophy, the Company has awarded to its executive officers stock options.

  Stock Option Awards. Stock options encourage and reward executive officers for creating stockholder value as measured by stock price appreciation. Stock options under the 1992 Stock Option Plan are typically awarded at an exercise price equal to the fair market value of the stock on the date of grant, and, therefore, only have value for the executive officers if the price of the Company's stock appreciates in value from the date the stock options are granted. The Company has also adopted an Employee Stock Purchase Plan for key management employees. This 3-year plan was approved by majority vote of stockholders at the Company's Annual Meeting of Stockholders on November 17, 1995. The last option to purchase shares of stock under this plan was granted in fiscal year 1998. Mr. Friend was eligible and participated in this plan; Mr. Smith was not eligible to participate in the plan. Under the plan, employees of the Company are entitled to purchase a certain number of shares of stock (based primarily on years of service to the Company) at a discounted value. Stockholders also benefit from such stock price appreciation.

  Stock options are awarded periodically with the Company's objective to provide (i) a long-term equity interest in the Company, and (ii) an opportunity for a greater financial reward if long-term performance is sustained. The base number of options granted to each executive officer falls within a pre-determined range, set and approved by the Board of Directors when implementing the Company's Stock Option Plans. Individual grants which are awarded in addition to the base options are dependent upon the Company's future business plans and the executive officer's ability to positively impact those plans, the executive officer's position and level of responsibility within the Company, and an evaluation of the executive officer's performance.

                                        Policy and Compensation Committee

                                        H.T. Ritchie, Chairman
                                        Daniel O. Skolness
                                        Ronald D. Offutt


Section 16(a) Beneficial Ownership Reporting Compliance.

  Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's securities are required to report to the Securities and Exchange Commission and to the NASDAQ National Market System by a specified date his or her ownership of or transactions in the Company's securities. To the Company's knowledge, based solely on information filed with the Company, all of these requirements have been satisfied, except that Gary R. Smith failed to timely file one Form 3 and one Form 4 reflecting a total of two transactions both in the month of April 1998. These transactions were the initial options granted upon his employment as Chief Executive Officer, and a purchase of the Company's stock in an over-the-counter transaction. The appropriate Securities and Exchange Commission Forms reflecting these transactions were filed in October 1998.

Compensation Committee Interlocks and Insider Participation.

  For fiscal 1998, Messrs. H.T. Ritchie (Committee Chairman), Ronald D. Offutt and Daniel O. Skolness comprised the Policy and Compensation Committee of the Board of Directors. Mr. Ritchie is currently the Secretary of the Company.

  As members of the Policy and Compensation Committee of the Board of Directors of the Company, Messrs. Ritchie, Offutt and Skolness make recommendations to the entire Board of Directors regarding the compensation for the executive officers and directors of the Company, including those compensation arrangements described in the "Executive Compensation" portion of this proxy.

                         STOCK PRICE PERFORMANCE GRAPH

  The Stock Price Performance Graph below compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the total cumulative return of the S&P 500 Stock Index and the Peer Group for the Company (Midwest Grain Products, Archer-Daniels and Methenex Corp.) for the fiscal years 1993, 1994, 1995, 1996, 1997 and 1998 ending June 30. All calculations assume reinvestment of dividends.

(graph of Total Return to Stockholders)
(Assumes $100 investment on 06/30/93)




                         TOTAL RETURN TO STOCKHOLDERS
                   (assumes $100 invested on June 30, 1993)


Total Return Analysis

                      6/30/93   6/30/94   6/30/95   6/28/96   6/30/97   6/30/98

High Plains Corp.     $100.00   $118.59   $129.88   $ 87.53   $ 93.18   $ 59.29
Peer Group            $100.00   $113.21   $123.58   $133.02   $173.58   $153.25
S&P 500               $100.00   $101.38   $127.77   $160.97   $216.80   $282.16


Source: Carl Thompson Associates www.ctaonline.com (800) 959-9677.  Data from
        Bloomberg Financial Markets


ITEM 2  SELECTION OF AUDITORS

  Proxies solicited by the Board of Directors will be voted for ratification of the appointment of Allen, Gibbs & Houlik, L.C. as the Company's independent auditors for the 1999 fiscal year in the absence of instructions to the contrary.

  The audit of the Company for the year ended June 30, 1998, was conducted by Allen, Gibbs & Houlik, L.C. Representatives of such firm are expected to be present at the Annual Meeting of Stockholders to make a statement if they desire to do so and to answer appropriate questions. The Board of Directors recommends that the stockholders vote FOR ratification of its appointment of Allen, Gibbs & Houlik, L.C.


                              OTHER INFORMATION

  Neither the Board of Directors nor management knows of any other matters to be presented at the Annual Meeting of Stockholders. However, if any other matter properly comes before the meeting, the persons named in the enclosed Proxy will vote in accordance with their judgement upon such matters. Stockholders who do not expect to attend in person are urged to execute and promptly return the enclosed form of Proxy.



                          PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders to be presented at the Company's 1999 Annual Meeting of Stockholders must be received at the Company's executive offices no later than June 22, 1999 for inclusion in the 1999 Proxy Statement. Proposals of stockholders to be presented at the Company's 1999 Annual Meeting of Stockholders without inclusion of such proposal in the 1999 Proxy Statement should be received at the Company's executive offices no later than September 4, 1999. If the Company does not receive a proposal by September 4, 1999, proxies given to the Company may grant the Company discretionary authority to vote on such proposal.


                                          By Order of the Board of Directors
                                          Gary R. Smith
                                          President and Chief Executive Officer



Wichita, Kansas
October 19, 1998